Exhibit 99.1

Reed’s Appoints Joann Tinnelly as Chief Financial Officer

Norwalk, CT, (October 26, 2023) – Reed’s, Inc. (OTCQX: REED) (“Reed’s” or the “Company”), owner of the nation’s leading portfolio of handcrafted, natural ginger beverages, today announced that Interim Chief Financial Officer (CFO) Joann Tinnelly has transitioned to permanent CFO, effective today.

Ms. Tinnelly has served as Vice President and Corporate Controller of Reed’s since July 2018. Throughout her tenure at the Company, she has stepped into the role of Interim CFO on two separate occasions, most recently in March 2023. She is a Certified Public Accountant with more than 30 years of finance and accounting experience in global public and private companies. Ms. Tinnelly holds a Master of Business Administration in Finance and a Bachelor of Business Administration in Public Accounting, both from Pace University.

“We are thrilled to welcome Joann as our official Chief Financial Officer,” said Norman E. Snyder, CEO of Reed’s. “Her extensive experience in finance and accounting for both public and private companies, as well as her execution as Interim CFO at Reed’s, make her the ideal candidate to lead our finance department. Ms. Tinnelly will continue to be a key member of Reed’s executive team, and I look forward to working with her as we deliver on our goals to expand gross margins and generate positive modified EBITDA and cash flow.”

About Reed’s, Inc.

Reed’s is an innovative company and category leader that provides the world with high quality, premium and naturally bold™ better-for-you beverages. Established in 1989, Reed’s is a leader in craft beverages under the Reed’s®, Virgil’s® and Flying Cauldron® brand names. The Company’s beverages are now sold in over 45,000 stores nationwide.

Reed’s is known as America’s #1 name in natural, ginger-based beverages. Crafted using real ginger and premium ingredients, Reed’s portfolio includes ginger beers, ginger ales, ready-to-drink ginger mules and hard ginger ales. The brand has recently successfully expanded into the zero-sugar segment with its proprietary, natural sweetener system.

Virgil’s® is an award-winning line of craft sodas, made with the finest natural ingredients and without GMOs or artificial preservatives. The brand offers an array of great tasting, bold flavored sodas including Root Beer, Vanilla Cream, Black Cherry, Orange Cream, and more. These flavors are also available in nine zero sugar varieties which are naturally sweetened and certified ketogenic.

Flying Cauldron® is a non-alcoholic butterscotch beer prized for its creamy vanilla and butterscotch flavors. Sought after by beverage aficionados, Flying Cauldron is made with natural ingredients and no artificial flavors, sweeteners, preservatives, gluten, caffeine, or GMOs.

For more information, visit drinkreeds.com, virgils.com and flyingcauldron.com.

Investor Relations Contact

Sean Mansouri, CFA

Elevate IR

ir@reedsinc.com

(720) 330-2829